Austin Legal Group
LAWYERS 3990 OLD TOWN AVE, STE. A-112 SAN DIEGO, CA 92110 ATTORNEYS LICENSED IN CALIFORNIA, HAWAII, AND ARIZONA TELEPHONE (619) 924-9600 FACSIMILE (619) 881-0045	Writer’s Email: arden@austinlegalgroup.com

WRAPmail, Inc.

445 NE 12th Ave.

Fort Lauderdale, FL 33301

November 30, 2015

Re: Form S-1 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to WRAPmail, Inc., a Florida corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the “Registration Statement”) relating to (i) the resale by selling security holders of up to 6,000,000 shares (“Shares”) of the Company’s common stock, no par value, and (ii)  the sale by the Company of units of its securities (“Units”), representing up to 100,000,000 Shares of the Company’s common stock, and warrants to purchase up to 50,000,000 Shares of common stock (“Warrants”).

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering this opinion, we have examined (i) the Registration Statement and the exhibits thereto, (ii) certain resolutions of the board of directors of the Company, relating to the issuance and sale of the Shares and Warrants, and (iii) such other records, instruments and documents as we have deemed advisable in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.

Based on the foregoing, we are of the opinion that the Shares to be sold by the selling security holders have been validly issued, fully paid and are non-assessable. We are of the further opinion that each Unit consists of Shares and Warrants, and, upon the sale of the Units as described in the Registration Statement and the receipt of payment by the Company, the Shares constituting part of the Units will be validly authorized, legally issued, fully paid and non-assessable, and the Warrants constituting part of the Units will be a binding obligation of the Company under Florida law. We are also of the opinion that the Shares underlying the Warrants, when issued upon their exercise and the payment of the exercise price, if any, will be validly authorized, legally issued, fully paid and non-assessable.

We express no opinion as to the effect or application of any laws or regulations other than the General Corporation Law of the State of Florida and the Federal laws of the United States, in each case as currently in effect.

The information set forth herein is as of the date hereof. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Warrants, the Registration Statement or the prospectus included therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Austin Legal Group, APC